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                     January 25, 2021

       Luke McGee
       Chief Executive Officer
       AdaptHealth Corp.
       220 West Germantown Pike Suite 250
       Plymouth Meeting, PA 19462

                                                        Re: AdaptHealth Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed December 22,
2020
                                                            File No. 001-38399

       Dear Mr. McGee:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences
       cc:                                              Michael Brandt